Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

The Oncology Institute, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule(1)	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	Rule 457(c)	27,924,611(1)	$2.43(2)	$67,856,804.73(2)	0.00015310	$10,388.88
	Total Offering Amounts					$67,856,804.73		$10,388.88
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$10,388.88

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, par value $0.0001 per share (“Common Stock”), that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act and based on the average of the high and low price of the Registrant’s shares of Common Stock as reported on The Nasdaq Stock Market on May 6, 2025.